Exhibit 99.1

FOR IMMEDIATE RELEASE

BUCA, Inc. 1300 Nicollet Mall, Suite 5300 Minneapolis, MN 55403 www.bucainc.com	Investor Relations Contact: ICR Kathleen Heaney (203) 803-3585

BUCA, Inc. Announces Third Quarter 2007

Comparable Restaurant Sales Increased 1.8%

Minneapolis, Minnesota – October 9, 2007—BUCA, Inc. (NASDAQ: BUCA) today announced that Buca di Beppo comparable restaurant sales increased 1.8% for the third quarter of fiscal 2007 as compared to the same period last year. The increase reflects the twelfth consecutive quarter of positive comparable restaurant sales for the Buca di Beppo restaurants. The Company also announced that preliminary total revenue increased 0.2% in the third fiscal quarter to approximately $56.5 million as compared to $56.4 million in the same period of the prior year. The difference between the comparable restaurant sales increase and the preliminary total revenue increase was primarily due to the closure of two underperforming restaurants in the first half of 2007.

For the first three quarters of fiscal 2007, Buca di Beppo comparable restaurant sales increased 1.9% as compared to the same period last year. The Company also announced that preliminary total revenue decreased 0.5% in the first three quarters of fiscal 2007 to approximately $181.4 million as compared to $182.3 million in the same period of the prior year. The decrease in revenue was primarily due to a shift in the Company’s fiscal calendar caused by the 53rd week of fiscal 2006 which removed the relatively high sales week prior to and including New Year’s Eve from the Company’s fiscal first quarter of fiscal 2007. The Company’s fiscal 2007 results also reflect the negative impact of adverse weather conditions in the fiscal first quarter and the closure of two underperforming restaurants in the first half of 2007.

The comparable restaurant sales numbers reported above exclude the results of the Company’s San Francisco restaurant for the entire third fiscal quarter for each of 2006 and 2007. The restaurant, one of the Company’s highest sales locations, was closed for renovation beginning September 24, 2007 and is expected to reopen in mid-November. If the third quarter results for the San Francisco restaurant (including the periods in which it was closed) had been included in the calculations, the Company would have reported comparable restaurant sales increases of 1.3% for the third quarter and 1.7% for the first three quarters of fiscal 2007. The reported revenue numbers include all of the Company’s revenues for all periods, including those of the San Francisco restaurant.

The Company also announced that it expects to open two to three new restaurants in fiscal 2008.

About the Company:

BUCA, Inc. owns and operates 91 highly acclaimed Italian restaurants under the name Buca di Beppo in 25 states and the District of Columbia.

Forward-Looking Statements

Some of the information contained in this release is forward-looking and, therefore, involves uncertainties or risks that could cause actual results to differ materially. Such forward-looking statements include the expected reopening date of the San Francisco restaurant location and the number and timing of new restaurant openings.

The date when the San Francisco restaurant may reopen depends upon the speed of the remodeling process, including the receipt of necessary governmental permitting, the availability and timely delivery of needed supplies and materials, the performance of contractors and unforeseen construction issues. The actual number and timing of new restaurant openings is dependent upon a number of factors, including available capital, construction risks, timely receipt of any regulatory and licensing approvals, recruiting qualified operating personnel, general economic conditions of the country and the various regions of the country and the actual results of our brand.

These and other factors are discussed in more detail in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and other reports previously filed with the SEC. The Company disclaims any obligation to update forward-looking statements.

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